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Exhibit (d)(xiii)

FORM OF STOCKHOLDERS' AGREEMENT

EXCO HOLDINGS INC.

STOCKHOLDERS' AGREEMENT

Dated as of                        , 2003

Exhibit (d)(xiii)

6.12.	FURTHER ASSURANCES	23
6.13.	CONSTRUCTION	23
6.14.	NO INCONSISTENT AGREEMENT	23
6.15.	COSTS AND ATTORNEYS' FEES	23

SCHEDULE 1—CERBERUS INVESTORS
SCHEDULE 2—INSTITUTIONAL INVESTORS
SCHEDULE 3—OTHER STOCKHOLDERS
EXHIBIT A—STOCKHOLDER JOINDER
EXHIBIT B—NOTICE FOR STOCKHOLDERS

2

Exhibit (d)(xiii)

STOCKHOLDERS' AGREEMENT

        This STOCKHOLDERS' AGREEMENT (this "Agreement") is made and entered into as of                        , 2003, by and among EXCO HOLDINGS INC., a Delaware corporation (the "Company"), the investors set forth on Schedule 1 hereto (each, a "Cerberus Investor" and collectively, the "Cerberus Investors"), the institutional investors listed on Schedule 2 hereto ("Institutional Investors"), and the stockholders set forth on Schedule 3 hereto (together with the Institutional Investors, the "Other Stockholders" and together with the Cerberus Investors, the "Stockholders").

W I T N E S S E T H:

WHEREAS, the Company and the Cerberus Investors have entered into the Stock Purchase Agreement, dated as of March 11, 2003 (the "Cerberus Purchase Agreement");

        WHEREAS, the Company and the Institutional Investors have entered into the Stock Purchase Agreement, dated as of                        , 2003 (the "Institutional Investors Purchase Agreement" and, together with the Cerberus Purchase Agreement, the "Purchase Agreements");

        WHEREAS, pursuant to the Purchase Agreements, the Cerberus Investors and the Institutional Investors shall purchase shares of Class A Common Stock of the Company;

        WHEREAS, in order to induce the Cerberus Investors and the Institutional Investors to consummate the transactions contemplated by the Purchase Agreements, the Company and the stockholders set forth on Schedule 3 hereto are executing and delivering this Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.     DEFINITIONS. Terms used but not defined herein shall have the meaning given to such term in the Cerberus Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

        "Additional Shares of Common Stock" shall have the meaning set forth in Section 2.6(c).

        "Advisory Board" shall have the meaning set forth in Section 5(b).

        "Affiliate" shall mean with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and with respect to any partnership or limited liability company, shall include its partners or members, as applicable, and with respect to any individual, shall mean his or her spouse, sibling, child, step child, grandchild, niece, nephew or parent of such Person, or the spouse thereof ("Immediate Family"), or a trust or family limited partnership for the benefit of any such Person or any member of such Person's Immediate Family. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 20% or more of the voting securities of a Person shall be deemed to be control.

        "Agreement" has the meaning set forth in the preamble.

        "Board" shall mean the Board of Directors of EXCO Holdings Inc.

        "Business Day" shall mean any day that is not a Saturday, Sunday or day on which banking institutions in New York, New York are not required to be open.

        "Cerberus Directors" shall have the meaning set forth in Section 5(a)(ii)(B).

        "Class A Common Stock" shall mean shares of Class A common stock, $0.001 par value, of the Company.

        "Class B Common Stock" shall mean shares of Class B common Stock, $0.001 par value, of the Company.

        "Common Stock" shall mean Class A Common Stock and Class B Common Stock and any other capital stock or securities convertible into or exchangeable for capital stock hereafter purchased or acquired by any Stockholder.

        "Company" shall have the meaning set forth in the preamble.

        "Co-Sale Notice" shall have the meaning set forth in Section 2.4(a)(ii).

        "Decline Notice" shall have the meaning set forth in Section 2.2(d).

        "Designated Executives" shall mean each of Douglas H. Miller and T. W. Eubank for so long as each is an executive officer of the Company.

        "Drag-Along Right" shall have the meaning set forth in Section 2.5(a).

        "Electing Holder" shall have the meaning set forth in Section 2.4(a).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, or any successor statute.

        "Initial Public Offering" shall mean the first public offering of any class of equity securities of the Company pursuant to a registration statement filed with and declared effective by the SEC.

        "Initiating Holder" shall have the meaning set forth in Section 2.4(a).

        "Institutional Holder" shall mean each of the Institutional Investors and its respective Affiliates for so long as it owns any Common Stock and such of its respective heirs, successors and permitted assigns (including any Permitted Transferees of Common Stock) who acquire or are otherwise the transferee of Common Stock, directly or indirectly, from such Institutional Investor (or any subsequent holder), for so long as such heirs, successors and permitted assigns own any Common Stock.

        "Institutional Investor Directors" shall have the meaning set forth in Section 5(a)(ii)(C).

        "Investor Holders" shall mean each of the Cerberus Investors and its respective Affiliates for so long as it owns any Common Stock and such of its respective heirs, successors and permitted assigns (including any Permitted Transferees of Common Stock) who acquire or are otherwise the transferee of Common Stock, directly or indirectly, from such Cerberus Investor (or any subsequent holder), for so long as such heirs, successors and permitted assigns own any Common Stock.

        "Lead Offerees" shall have the meaning as set forth in Section 2.3(b).

        "Majority Other Stockholders" shall mean one or more Other Stockholders who would hold a majority of the Common Stock then outstanding held by all Other Stockholders.

        "Offered Shares" shall have the meaning set forth in Section 2.2(a).

        "Permitted Transferee" shall have the meaning set forth in Section 2.7.

        "Person" shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

        "Preemptive Right Notice" shall have the meaning set forth in Section 2.6(a).

        "Proportionate Percentage" shall mean, with respect to any group of Stockholders, the ratio of the number of shares of Class A Common Stock then owned by any member of such group to the aggregate number of shares of Class A Common Stock then owned by all members of such group.

        "Pro Rata Piece" shall have the meaning set forth in Section 2.6(a)

        "Pro Rata Portion" shall have the meaning set forth in Section 2.2(a).

        "pro rata share" shall have the meaning set forth in Section 2.4(a).

        "Purchase Offer" shall have the meaning set forth in Section 2.2(a).

        "Purchasing Party" shall have the meaning set forth in Section 4.4.

        "Repurchase Agreement" shall mean those certain Stock Repurchase Agreements of even date herewith by and between the Company and certain of the Other Stockholders party hereto.

        "ROFO Decision Notice" shall have the meaning set forth in Section 2.3(c).

        "ROFO Notice" shall have the meaning set forth in Section 2.3(a).

        "ROFO Offeree" shall have the meaning set forth in Section 2.3.

        "ROFO Party" shall have the meaning set forth in Section 2.3.

        "ROFO Response Notice" shall have the meaning set forth in Section 2.3(b).

        "ROFR Offerees" shall have the meaning set forth in Section 2.2(a).

        "SEC" shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

        "Securities Act" shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder, or any successor statute.

        "Seller" shall have the meaning set forth in Section 2.2.

        "Shares" shall have the meaning set forth in Section 2.1.

        "Stockholder Joinder" means a joinder agreement, substantially in the form of Exhibit A attached hereto, executed by a Person, other than a current Stockholder, who has acquired Shares from a current Stockholder, with the effect that the holder thereafter shall be deemed to be a Stockholder for all purposes of this Agreement.

        "Stockholders" shall have the meaning set forth in the preamble.

        "Subsequent Offer" shall have the meaning set forth in Section 2.2(a).

        "Transfer" shall have the meaning set forth in Section 2.1.

        "Transferee" shall have the meaning set forth in Section 2.5(a).

        "Transferor" shall have the meaning set forth in Section 2.5(a).

        "Unpurchased Shares" shall have the meaning set forth in Section 2.2(a).

        2.     RESTRICTIONS ON TRANSFERS APPLICABLE TO SECURITYHOLDERS AND THE COMPANY.

          2.1.  General Restriction. None of the Company, the Cerberus Investors, any Other Stockholder nor any of their Permitted Transferees may sell, assign, transfer, pledge (other than to the Company in connection with the Promissory Notes (as defined in the Cerberus Purchase Agreement)), bequeath, hypothecate, mortgage, grant any proxy with respect to, or in any other way encumber or otherwise dispose of (collectively, a "Transfer") any shares of Common Stock (or, in the case of the Company, any shares of capital stock of the Company) ("Shares") owned by it (or, in the case of the Company, that are authorized but unissued) except pursuant to the provisions of this Section 2 and Section 4 hereof. No Other Stockholder (other than the

  Institutional Investors or if the transferee of an Institutional Investor is an investment fund or other collective investment vehicle not formed for the purpose of acquiring Shares, such transferee) or any of their Permitted Transferees may indirectly (including without limitation by way of Transfer of membership or other equity interests in such Other Stockholder or Permitted Transferee that is an entity) Transfer any Shares owned by it except pursuant to the provisions of this Section 2 and Section 4 hereof. Notwithstanding anything in this agreement to the contrary, in no event shall any Other Stockholder be permitted to Transfer any shares of Class B Common Stock (other than (i) in connection with the Repurchase Agreement or (ii) a Transfer that is in connection with a Change of Control (as defined in the Repurchase Agreement)).

          2.2.  Rights of First Refusal.

            (a)   Subject to the terms and on the conditions specified in this Section 2.2, if at any time an Other Stockholder (other than the Designated Executives or the Institutional Holders) or a Permitted Transferee of such Other Stockholders wishes to Transfer all or any portion of its Shares (the "Seller") pursuant to the terms of a bona fide offer received from a third party, such Seller shall notify the Company and the non-selling Stockholders (other than the Management Members (as listed on Schedule III of the Cerberus Purchase Agreement but excluding the Designated Executives)) (such notified Stockholders, the "ROFR Offerees") in writing of such offer to sell such Shares (the "Offered Shares") which shall include a description of the terms and conditions, including price, on which such Seller proposes to sell such Shares to such third party (the "Purchase Offer"). The Purchase Offer shall disclose (i) the identity of the proposed purchaser or transferee, (ii) the Offered Shares proposed to be sold or transferred, (iii) the total number of Shares owned by the Seller, and (iv) the agreed terms, including price of the sale or transfer, and any other material facts relating to the sale or transfer. The Purchase Offer shall further state that the Company or the ROFR Offerees may acquire, in accordance with the provisions of this Section 2.2, all (but not less than all) of the Offered Shares for the same price and upon the same terms and conditions set forth therein. To the extent the Company does not elect to so purchase all of the Offered Shares, each ROFR Offeree shall have the right to purchase at least the number of Offered Shares as shall be equal to (i) the aggregate number of Offered Shares multiplied by (ii) such Stockholder's Proportionate Percentage, considering the ROFR Offerees as a group. The amount of shares each ROFR Offeree is entitled to purchase under this Section 2.2 shall be referred to as its "Pro Rata Portion". Within ten (10) Business Days after the receipt of the Purchase Offer, (x) the Company shall give notice to the Seller of its intent to purchase all of the Offered Shares, which communication shall be delivered to such Seller pursuant to Section 6.2 below and shall, when taken in conjunction with the Purchase Offer be deemed to constitute a valid, legally binding and enforceable agreement between the Seller and the Company for the sale and purchase of the Shares covered thereby and (y) each ROFR Offeree shall give notice to such Seller of such number of shares is willing to purchase, up to the total amount of Offered Shares, which communication shall be delivered to such Seller pursuant to Section 6.2 below and shall, when taken in conjunction with the Purchase Offer and, provided that the Company does not give notice of its intent to purchase all of the Offered Shares in accordance with clause (x) of this sentence, be deemed to constitute a valid, legally binding and enforceable agreement between the Seller and such Stockholder, as applicable, for the sale and purchase of the Shares covered thereby unless otherwise provided in the following sentence. In the event that the Company does not give notice of its intent to purchase all of the Offered Shares in accordance with the preceding sentence and the maximum number of shares the ROFR Offerees are willing to purchase is, in the aggregate, less than the total number of Offered Shares, the Sellers shall be entitled to deliver a Decline Notice pursuant to Section 2.2(d) and sell such Offered Shares in accordance with such subsection. In the event that any ROFR Offeree does not elect to purchase its Pro Rata

    Portion (or any portion thereof) each other ROFR Offeree that has given notice of its intent to purchase shares in excess of its Pro Rata Portion shall be deemed to have elected to purchase some or all of such Pro Rata Portion (or any portion thereof) not purchased by a ROFR Offeree, apportioned among such ROFR Offerees as follows: (i) first to the Investor Holders, the Institutional Holders and the Designated Executives on a pro rata basis up to such number of shares such Stockholder indicated it was willing to purchase, and (ii) second, to the extent any portion of the unpurchased shares remain unelected, to EXCO Investors, LLC up to such number of shares such Stockholder indicated it was willing to purchase.

            (b)   Any Transfer by any Other Stockholder (other than the Designated Executives or Institutional Holders) or their Permitted Transferees shall be for cash only unless such Transfer is in connection with a sale of at least a majority of the outstanding capital stock of the Company after giving effect to the transaction.

            (c)   Transfers of Shares under the terms of this Section 2.2 shall be made at the offices of the Company on a mutually satisfactory Business Day within 30 days after the expiration of the 10 Business Day period described in Section 2.2(a). Delivery of certificates or other instruments evidencing such Shares duly endorsed for Transfer shall be made on such date against payment of the purchase price therefor.

            (d)   If any Offered Shares offered by Seller pursuant to Section 2.2 are not purchased by the Company, on the one hand, or the Investor Holders, the Designated Executives, the Institutional Holders or EXCO Investors, LLC, on the other hand, the Seller shall provide notice thereof to the Company and the Stockholders (a "Decline Notice"), and any unpurchased Offered Shares may be sold by such a Seller to the third party purchaser at any time within the one hundred and twenty (120) days after expiration of the 10 Business Day period described in Section 2.2(a), but subject to the provisions of Section 2.4 below. Any such sale shall be at not less than the price and upon other terms and conditions, if any, not more favorable to the third party purchaser than those specified in the Purchase Offer. Any Shares not sold within such one hundred and twenty (120) day period shall continue to be subject to the requirements of Section 2.2 hereof. Subject to the provisions of Section 6.3 hereof, any transferee of Shares under this Section 2.2 shall be entitled to the benefits conferred by and subject to the restrictions imposed by this Agreement.

            (e)   The election by the Company, an Investor Holder, a Designated Executive, EXCO Investors, LLC or an Institutional Holder not to exercise its rights under this Section 2.2 in any one instance shall not affect the rights of the Company, such Investor Holder, Designated Executive, EXCO Investors, LLC or Institutional Holder as to any subsequent proposed Transfer. If any ROFR Offeree elects to purchase any shares pursuant to this Section 2.2 but, for any reason other than a default by the Seller or mutual agreement with the Seller, subsequently fails to consummate such purchase within the time period described in Section 2.2(c), then such defaulting ROFR Offeree shall not be entitled to participate in any future Purchase Offer pursuant to this Section 2.2 or be entitled to participate in any future ROFO Notice pursuant to Section 2.3. Any Transfer by any Other Stockholder (other than the Designated Executives or Institutional Holders) of any of its shares of Common Stock without first giving the Company, the Investor Holders, the Designated Executives, EXCO Investors, LLC and the Institutional Holders the rights described in this Section 2.2 shall be void and of no force or effect.

          2.3.  Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, each Investor Holder, Designated Executive and Institutional Holder hereby grants to each other Investor Holder and Designated Executive and each Institutional Investor a right of first offer with respect to any future Transfers by such Investor Holder, Designated Executive or Institutional

  Holder of Shares; provided that the Investor Holders, Designated Executives and Institutional Investors shall not have any right of first offer with respect to any proposed Transfer by any Investor Holder, Designated Executives or Institutional Holder if the Transfer is, or the Transfer, taken together with all previous Transfers of the Investor Holders, the Designated Executives or such Institutional Investor, is for Shares representing less than 10% of the shares of Class A Common Stock owned by the Investor Holders, the Designated Executives or such Institutional Investor, respectively, on the date of this Agreement. Each time any Investor Holder, Designated Executive or Institutional Holder proposes to Transfer any Shares, such Investor Holder, Designated Executive or Institutional Holder (the "ROFO Party") shall first offer to sell such Shares to the other Investor Holders and Designated Executives and the Institutional Investors (each, a "ROFO Offeree"), provided that no Investor Holder that is an Affiliate of an Investor Holder that is the ROFO Party shall constitute a ROFO Offeree and no Institutional Holder that is an Affiliate of an Institutional Investor that is the ROFO Party shall constitute a ROFO Offeree, in accordance with the following provisions:

            (a)   the ROFO Party shall deliver a written notice (a "ROFO Notice") stating its bona fide intention to Transfer such Shares and the number of Shares offered (the "Subject Shares").

            (b)   Each Investor Holder, Designated Executive and Institutional Investor that constitutes a ROFO Offeree shall have the right to purchase the number of Subject Shares as shall be equal to (i) the aggregate number of Subject Shares multiplied by (ii) the Investor Holder's, the Designated Executive's or the Institutional Investor's Proportionate Percentage, considering the ROFO Offerees as a group. The amount of shares each Investor Holder, Designated Executive and Institutional Investor is entitled to purchase under this Section 2.3 shall be referred to as its "Pro Rata Amount". The ROFO Offeree or Offerees holding a majority of the Pro Rata Amounts that wish to exercise their rights pursuant to this Section 2.3 (the "Lead Offeree(s)") shall have the right to determine, after good faith efforts to consult with the other ROFO Offerees, the terms and conditions of the offer to be made pursuant to this Section 2.3. Within twenty (20) calendar days after delivery of the ROFO Notice, the Lead Offeree(s) shall notify each other ROFO Offeree of the price and terms that will be contained in the offer to the ROFO Party to purchase the Subject Shares. Each ROFO Offeree so notified shall respond in writing to the terms of the Lead Offeree(s) by indicating whether it will participate in the offer and the amount of shares that it will purchase, up to its Pro Rata Amount, on the terms and conditions proposed by the Lead Offeree. To extent a ROFO Offeree does not so respond in writing within five (5) calendar days after delivery of such notice from the Lead Offerees, such ROFO Offeree shall be deemed to have indicated that it will not participate in the offer. In the event that any ROFO Offeree does not elect to purchase its Pro Rata Amount (or any portion thereof) during such five (5) calendar day period, then the Lead Offeree(s) shall be obligated to purchase all such unelected Pro Rata Amounts (if and to the extent the ROFO Party accepts the offer to purchase) on the terms and conditions set forth in the ROFO Response Notice (as defined below). By written notification (the "ROFO Response Notice") delivered by the Lead Offeree within thirty (30) calendar days after delivery by the ROFO Party of the ROFO Notice, such Lead Offeree shall make an offer to the ROFO Party (with a copy to the other ROFO Offerees that have elected to participate in the offer pursuant to this Section 2.3(b)) to purchase the Subject Shares, on the price and terms contained in the ROFO Response Notice, on behalf of all ROFO Offerees electing to participate.

            (c)   By written notification (the "ROFO Decision Notice") delivered by the applicable ROFO Party within twenty (20) calendar days after delivery of the ROFO Response Notice, the ROFO Party may accept or reject the offer to purchase on the terms contained in the

    ROFO Response Notice. If the ROFO Party accepts such offer to purchase, the ROFO Decision Notice will be deemed to constitute a valid, legally binding and enforceable agreement between the ROFO Party and the participating ROFO Offerees for the sale and purchase of the Subject Shares. If the offer to purchase is accepted, the purchase under the terms of this Section 2.3 shall be made at the offices of the Company on a mutually satisfactory Business Day within 30 days after the expiration of the 20 calendar day period described in the first sentence of this paragraph (c). In the event that the ROFO Party rejects such offer to purchase or no ROFO Response Notice is received within the time period described in Section 2.3(b) above, the ROFO Party may Transfer or enter into a binding agreement to Transfer the Subject Shares to any third party purchaser at any time within ninety (90) days after the date of delivery of such rejection or the expiration of the 30 day period in which the ROFO Response Notice is due as described in Section 2.3(b), as applicable; provided that any such binding agreement shall be consummated within 120 days after the end of such 90 day period, but subject to the provisions of Section 2.4 below. Any such Transfer shall be for consideration greater than that specified in the ROFO Response Notice. If the Subject Shares are not Transferred by or an agreement to transfer the Subject Shares is not entered into by the ROFO Party within such 90 day period (or in the case of an agreement, the Transfer pursuant thereto has not been consummated within 120 days after the end of such 90 day period), the right provided pursuant to this Section 2.3 shall be deemed to be revived and the Subject Shares shall not be offered unless first reoffered to the ROFO Offerees in accordance herewith.

            (d)   If any ROFO Offeree elects to purchase any shares pursuant to this Section 2.3 but, for any reason other than a default by the ROFO Party or mutual agreement, subsequently fails to consummate such purchase within the time period described in Section 2.3(c), then such defaulting ROFO Offeree shall not be entitled to participate in any future ROFO Notice pursuant to this Section 2.3 or in any future Purchase Offer pursuant to Section 2.2.

          2.4.  Right of Co-Sale. (a) If at any time a Stockholder (the "Initiating Holder") proposes to Transfer all or any portion of its Shares to any third party and the Company, Investor Holders, EXCO Investors, LLC, the Institutional Holders or Designated Executives do not exercise their respective rights of first refusal or the right of first offer is not consummated, as applicable, as to any portion of the Offered Shares or Subject Shares, as applicable, pursuant to Section 2.2 or Section 2.3, then, to the extent such Transfer is by a Stockholder other than an Institutional Investor or, in the event such Transfer is by an Institutional Investor, such Transfer, when taken together with all concurrent Transfers by the Institutional Investors, represents a Transfer of more than 16% in the aggregate of the shares outstanding, each (x) Investor Holder and Designated Executive (other than any Designated Executive that defaulted in its obligations to the ROFO Party under any ROFO Response Notice) and (y) other non-selling Other Stockholder and its Permitted Transferee (each, an "Electing Holder" for purposes of this Section 2.4) shall have the opportunity to sell a pro rata share of the Offered Shares or the Subject Shares that the Initiating Holder(s) proposes to Transfer to such third party in accordance with the following provisions:

                (i)  In the event that such right arises after a failure to exercise rights of first refusal, an Electing Holder shall designate the portion of its pro rata share of the Offered Shares that it wishes to sell by delivering written notice thereof to the selling Stockholder within 10 Business Days after receipt of the Decline Notice referred to in Section 2.2(d);

               (ii)  In the event that such right arises after the right of first offer is not consummated, if the ROFO Party shall, within the 90 day period described in Section 2.3(c), propose to enter into a binding agreement to Transfer the Subject Shares, the ROFO Party shall give written notice of the price, terms and conditions of such proposed agreement to the Electing Holders (the "Co-Sale Notice"). Within ten

      (10) Business Days of receiving the Co-Sale Notice, the Electing Holders shall designate the portion of its pro rata share of the Subject Shares that it wishes to sell by delivering written notice thereof to the ROFO Party.

              (iii)  To the extent any Electing Holder elects to sell an amount less than its pro rata share, the Initiating Holder shall be entitled to sell the remaining shares constituting the unelected portion of each Electing Holder's pro rata share.

            (b)   If an Electing Holder elects to sell all or any of its pro rata share, the Initiating Holder shall assign so much of his or its interest in the proposed sale as the Electing Holder shall be entitled to and shall request hereunder, and the Electing Holder shall be obliged to Transfer such securities in connection therewith. For purposes of this Section 2.4, the "pro rata share" which the Electing Holder shall be entitled to sell shall be an amount of Common Stock equal to the product obtained by multiplying (i) the total amount of Common Stock proposed to be sold by the selling Stockholder by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock owned by an Electing Holder and the denominator shall be the total number of shares of Common Stock owned by all participating Electing Holders and the Initiating Holder.

            (c)   If within ten (10) Business Days of receiving the Decline Notice, the Electing Holders do not notify the selling Stockholder that they desire to sell all or any of their aggregate pro rata shares of the Common Stock described in such notice for the price and on the terms and conditions set forth therein, then the selling Stockholder may, subject to Section 2.2 and 2.3 hereof, Transfer during the one hundred twenty (120) day period described in Section 2.2(d) the Offered Shares the Electing Holders do not elect to sell. If within ten (10) Business Days of receiving the Co-Sale Notice, the Electing Holders do not notify the ROFO Party that they desire to sell all or any of their aggregate pro rata shares of the Common Stock described in such notice for the price and on the terms and conditions set forth therein, then the ROFO Party may, subject to Section 2.2 and 2.3 hereof, Transfer or enter into a binding agreement to Transfer the Subject Shares the Electing Holders do not elect to sell at any time within the ninety (90) day period described in Section 2.3(c); provided that any such binding agreement shall be consummated within 120 days after the end of such 90 day period. Any such Transfer shall be made only to persons identified in the Purchase Offer or the Co-Sale Notice, as applicable, and at the same price and upon the same terms and conditions as those set forth in the Purchase Offer or the Co-Sale Notice, as applicable. In the event the Initiating Holder has not Transferred the Common Stock within the applicable time periods set forth herein, the Initiating Holder shall not thereafter Transfer any Common Stock without first notifying the Investor Holders, the Designated Executives and the non-selling Other Stockholders or their Permitted Transferees (other than the Designated Executives) in the manner provided in Section 2.2(a) or Section 2.3 above, as applicable, and such Common Stock shall continue to be subject to the requirements of this Section.

            (d)   The election by an Investor Holder, Designated Executive or any other non-selling Other Stockholders (or their Permitted Transferees) not to exercise its rights under this Section 2.4 in any one instance shall not affect the rights of such Investor Holder, Designated Executive or any other non-selling Other Stockholders (or their Permitted Transferees) as to any subsequent proposed Transfer. Any Transfer by any Stockholder of any of its shares of Common Stock (other than Transfers complying with Section 2.7) without first giving the Investor Holders, the Designated Executives and the other non-selling Other Stockholders and their Permitted Transferees the rights described in this Section 2.4 shall be void and of no force or effect.

          2.5.  Drag-Along Right.

            (a)   Following compliance with the procedures of Section 2.3, in the event one or more Stockholders holding more than 50% (or, to the extent that at such time the Cerberus Investors and their Affiliates own less than 60% of the outstanding shares of common stock, Cerberus Investors and their Affiliates holding more than 40%) of the outstanding shares of Common Stock in the aggregate (the "Transferor") propose to Transfer for cash or marketable equity securities traded or quoted on a national exchange or quotation system all of the shares of Common Stock held by the Transferor to a third party that (i) is not an Affiliate of the Transferor and (ii) in the event the Transfer (in whole or in part) is in exchange for marketable equity securities, the issuer of such securities has an equity market capitalization of at least $1,000,000,000 (a "Transferee"), such Transferor or such Transferee, to the extent authorized by such Transferor, may require the Other Stockholders and any Investor Holders to participate in such Transfer and sell or transfer all the Shares held by such Stockholders in the manner and on the same terms and conditions (or on terms and conditions, in the case of Class B Common Stock, appropriately adjusted to account for the applicable rights upon liquidation) as such Transferor (the "Drag-Along Right").

            (b)   No later than twenty (20) days prior to the consummation of the Transfer, the Transferor shall deliver a written notice to the Other Stockholders and any Investor Holder specifying the names and address of the proposed parties to such Transfer and the terms and conditions thereof. In the event such written notice is given, any warrants and options held by each Stockholder which are then presently exercisable (or become exercisable as a result of the transaction that is the subject of the notice), shall be exercised by the Stockholders for Common Stock immediately prior to the consummation of the proposed transaction, which Common Stock shall also be subject to the Drag-Along Right, and such options and warrants to the extent not then exercisable (or to the extent such options and warrants would not become exercisable as a result of such transaction) shall automatically be cancelled immediately prior to the consummation of the proposed transaction. The closing of the Transfer shall be held at such time and place as the Transferor or the Transferee shall reasonably specify, which date shall not be later than ninety (90) days from the date of the written notice delivered by the Transferor. Prior to or at such closing, each Stockholder shall deliver stock certificates representing its Shares, duly endorsed for transfer, and each such Stockholder shall represent and warrant that (i) such Stockholder is the record and beneficial owner of such Shares and (ii) such Shares are being transferred free and clear of any liens, charges, claims or encumbrances (other than restrictions imposed pursuant to applicable Federal and state securities laws and this Agreement). Each Stockholder agrees to take all actions necessary and desirable in connection with the consummation of the Transfer, including without limitation, the waiver of all appraisal rights available to any such Stockholder under applicable law, and shall make such additional representations and warranties as shall be customary in transactions of a similar nature.

          2.6.  Preemptive Rights.

            (a)   In the event that the Company proposes to issue, grant or sell any Additional Shares of Common Stock, the Company shall first give each Stockholder a notice setting forth in reasonable detail the price and other terms on which such Additional Shares of Common Stock are proposed to be issued or sold, the terms of such Additional Shares of Common Stock and the amount thereof proposed to be issued, granted or sold (a "Preemptive Right Notice"). Each Stockholder shall thereafter have the preemptive right, exercisable by written notice to the Company no later than twenty (20) days following receipt of the Preemptive Right Notice, to purchase the number of Additional Shares of Common Stock as shall be equal to (i) the aggregate number of Additional Shares of Common Stock multiplied by

    (ii) the Stockholder's Proportionate Percentage. The amount of shares each Stockholder is entitled to purchase under this Section 2.6 shall be referred to as its "Pro Rata Piece" and shall be set forth in such Stockholder's Preemptive Right Notice. Any notice by a Stockholder exercising the right to purchase Additional Shares of Common Stock pursuant to this Section 2.6 shall constitute an irrevocable commitment to purchase from the Company the Additional Shares of Common Stock set forth in such notice. If for any reason the Company shall not issue, grant or sell Additional Shares of Common Stock to any Persons other than the Stockholders, then the closing of the purchase of the Additional Shares of Common Stock by the Stockholders shall take place on such date, no less than ten (10) and no more than thirty (30) days after the expiration of the twenty (20) day period referred to above, as the Company may select. If, as contemplated by clause (b) of this Section 2.6, the Company shall issue, grant or sell the remaining Additional Shares of Common Stock to third parties, then the closing of the purchase by the Stockholders shall take place at the same time as the closing of such issuance, grant or sale to such third parties.

            (b)   In the event of a failure by any Stockholders to purchase all or any portion of their Pro Rata Piece of the Additional Shares of Common Stock proposed to be issued, granted or sold by the Company in the Preemptive Right Notice, the Company shall be entitled to issue, grant or sell the remaining Additional Shares of Common Stock on the terms set forth in the Preemptive Right Notice. From the expiration of the twenty (20) day period referred to in clause (a) of this Section 2.6 and for a period of ninety (90) days thereafter, the Company may offer, issue, grant and sell to any Person, the remaining Additional Shares of Common Stock having the terms set forth in the Preemptive Right Notice for a price and other terms no less favorable to the Company, and including no less cash, than those set forth in the Preemptive Right Notice (without deduction for reasonable underwriting, sales agency and similar fees payable in connection therewith); provided, however, that the Company may not issue, grant or sell Additional Shares of Common Stock in an amount greater than the amount set forth in the Preemptive Right Notice minus the amount purchased or committed to be purchased by the Stockholders upon exercise of their preemptive rights.

            (c)   For purposes of this Section 2.6, "Additional Shares of Common Stock" means all shares of capital stock issued by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company, other than:

                (i)  shares issued upon conversion of shares of Class A Common Stock or Class B Common Stock or any other securities then outstanding convertible for or exchangeable into Common Stock;

               (ii)  shares and/or options, warrants or other capital stock purchase rights, and the capital stock issued pursuant to such options, warrants or other rights issued or issuable to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock plans approved by the Board of Directors;

              (iii)  shares of Class B Common Stock repurchased by the Company pursuant to any Stock Repurchase Agreement between the Company and each Management Member (as defined in the Cerberus Purchase Agreement) that are reissued and/or resold to an employee of the Company who constitutes a member of the senior management of the Company (as determined by a majority of the members of the Board of Directors of the Company who have no economic interest in the proposed transaction in their reasonable discretion); and

              (iv)  shares issued as a dividend or other distribution on shares of capital stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (i), (ii) or (iii) or this clause (iv), or shares of capital stock resulting from any subdivision or combination of shares of capital stock so excluded or on all shares of Common Stock then outstanding.

            (d)   Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 2.6 shall not apply to: (i) any issuance and sale of Additional Shares of Common Stock pursuant to an initial public offering or (ii) any issuances of capital stock as consideration in any merger, consolidation or other acquisition of any Person, business, division or assets approved by the Board.

          2.7.  Permitted Transfers. Any Stockholder may, subject to Section 4, transfer Shares to any Affiliate of such Stockholder (each such Person, a "Permitted Transferee"). Any transfer pursuant to this Section 2.7 may be effected without complying with the provisions of Section 2.2, 2.3 or 2.4. Upon the consummation of, and as a condition to, any transfer pursuant to this Section 2.7, the transferee must execute a Stockholder Joinder in the form of Exhibit A hereto and thereby become a party to, and be bound by, the terms and provisions of this Agreement; provided, however, that in the event that an Institutional Investor makes a distribution in kind to its partners or members following the expiration of the "lock-up" period in connection with an Initial Public Offering, such Permitted Transferees shall not be required to execute a Stockholder Joinder and shall not be bound by the terms and provisions of this Agreement. References in this Agreement to Shares held or owned by any Stockholder shall be deemed to include Shares held or owned by any such Permitted Transferee(s).

          2.8.  Taxable Transactions. Notwithstanding anything to the contrary, the Transferor may not exercise (or authorize a Transferee to exercise) the rights provided in Section 2.5 if the consideration for such Transfer is other than cash unless the transaction in which such Transfer would occur would qualify as a tax free reorganization.

        3.     COVENANTS AND AGREEMENTS.

          3.1.  Information Rights of Investor Stockholders and Institutional Investors. For as long as any Investor Holder or Institutional Investor owns any shares of the Class A Common Stock initially purchased by such Investor Holder or Institutional Holder on the date of this Agreement, the Company shall deliver to such Investor Holder or Institutional Holder, as the case may be:

            (a)   within 30 days after the end of each month and 60 days after the end of each quarter (except the last) in each fiscal year of Company, a consolidated (and, to the extent provided to the lenders under the Credit Agreements (as defined in the Stock Purchase Agreement), consolidating) balance sheet of the Company as of the end of such month or quarter, and consolidated (and, to the extent provided to the lenders under the Credit Agreements (as defined in the Cerberus Purchase Agreement), consolidating) statements of income and cash flow of the Company, together with a report of management regarding the Company's financial position and results of operations, for such month or quarter and the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods a year earlier;

            (b)   within 90 days after the end of each fiscal year of the Company, a consolidated (and, to the extent provided to the lenders under the Credit Agreements (as defined in the Cerberus Purchase Agreement), consolidating) audited balance sheet of the Company as of the end of such fiscal year, and a consolidated audited statement of income, changes in stockholders' equity and changes in financial position of the Company for such fiscal year, in each case prepared in accordance with generally accepted accounting principles, consistently applied, together with a report of management regarding the Company's financial position and results of operations for such period. Such audited financial statements shall be audited by an independent accounting firm of national reputation;

            (c)   such other information about the Company as any Investor Holder or Institutional Investor may reasonably request.

        Notwithstanding anything to the contrary contained in this Section 3.1, once any Investor Holder or Institutional Investor ceases to own Shares representing at least 25% of the Class A Common Stock initially purchased by such Investor Holder or Institutional Holder on the date of this Agreement, the Company shall no longer have any obligation to deliver to such Investor Holder or Institutional Holder, as the case may be, the monthly reports referred to in clause (a) of this Section 3.1 or any of the consolidating financial statements referred to in clauses (a) and (b) of this Section 3.1.

          3.2.  Information Rights of Other Stockholders. During any period when the Company is not subject to the reporting requirements of Section 13 or Section 15(d) under the Exchange Act, the Company shall deliver to each Other Stockholder (other than an Institutional Investor):

            (a)   within 60 days after the end of each quarter (except the last fiscal quarter of the year) in each fiscal year of Company, a consolidated (and, to the extent provided to the lenders under the Credit Agreements (as defined in the Cerberus Purchase Agreement), consolidating) balance sheet of the Company as of the end of such month or quarter, and consolidated (and, to the extent provided to the lenders under the Credit Agreements (as defined in the Cerberus Purchase Agreement), consolidating) statements of income and cash flow of the Company for such month or quarter and the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods a year earlier; and

            (b)   within 90 days after the end of each fiscal year of the Company, a consolidated (and, to the extent provided to the lenders under the Credit Agreements (as defined in the Cerberus Purchase Agreement), consolidating) audited balance sheet of the Company as of the end of such fiscal year, and a consolidated audited statement of income, changes in stockholders' equity and changes in financial position of the Company for such fiscal year, in each case prepared in accordance with generally accepted accounting principles, consistently applied. Such audited financial statements shall be audited by an independent accounting firm of national reputation.

        4.     OTHER TRANSFER PROVISIONS.

          4.1.  Other Transfer Restrictions. Anything contained herein to the contrary notwithstanding, any Person not already a Stockholder who acquires Shares from a Stockholder pursuant to Section 2 shall execute a Stockholder Joinder and from that point forward shall be deemed to be a Stockholder for all purposes of this Agreement; provided, however, that in the event that an Institutional Investor makes a distribution in kind to its partners or members following the expiration of the "lock-up" period in connection with an Initial Public Offering, such Permitted Transferees shall not be required to execute a Stockholer Joinder and shall not be bound by the terms and provisions of this Agreement, in which case the legends referred to below in Section 4.2 shall be removed from the certificates representing the Shares transferred to such partners or members.

          4.2.  Legends. Each certificate representing Shares held by a Stockholder shall be stamped or otherwise imprinted with a legend in substantially the following form:

    "THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE STOCKHOLDERS' AGREEMENT DATED AS OF                , 2003, AS IT MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG EXCO HOLDINGS INC. (THE "COMPANY") AND THE STOCKHOLDERS PARTY THERETO AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS

    HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY."

          4.3.  Procedures For Transferring. Upon request by the Company, any Stockholder seeking to Transfer Shares shall deliver a written opinion, addressed to the Company, of counsel for such Stockholder, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Company), the proposed Transfer does not involve a transaction requiring registration or qualification of such Shares under the Securities Act; provided, however, that no such opinion shall be required in the case of a Transfer by any Investor Holder or Institutional Investor to its Affiliates or, if any Stockholder is a partnership or limited liability company, a Transfer by any Stockholder or its Affiliates pro rata to its partners or members. Each certificate or other instrument evidencing the securities issued upon the Transfer of any Shares (and each certificate or other instrument evidencing any untransferred balance of such Shares) shall bear the legends set forth in Section 4.2.

          4.4.  Failure to Deliver Shares. If a Stockholder becomes obligated to sell any Shares to any other Stockholder or a Transferee pursuant to Sections 2.2 or 2.5 hereof (a "Purchasing Party") under this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, such Purchasing Party may, at its option, in addition to all other remedies it may have, send to such Stockholder the purchase price for such Shares as specified in connection with such sale. Thereupon, the Company upon written notice to such Stockholder, (a) shall cancel on its books the certificate or certificates representing the Shares to be sold and (b) shall issue, in lieu thereof, in the name of such Purchasing Party a new certificate or certificates representing such Shares, and thereupon all of said Stockholder's rights in and to such Shares shall terminate.

        5.     Board of Directors and Other Matters.

            (a)   From and after the date hereof and until the provisions of this Section 5 cease to be effective, each Stockholder shall vote all of the voting securities of the Company over which such Person has voting control and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings; provided that nothing contained herein shall obviate the fiduciary duties of such Person, whether in his capacity as a director, member of a Board committee or officer of the Company or otherwise), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

                (i)  the authorized number of directors on the Board shall be the sum of (x) three and (y) the product of (I) the number of directors that the Institutional Investors (it being understood that for purposes of this Section 5, the Institutional Investors shall not include State Street Research and Management Company) are entitled to appoint pursuant to (ii)(C) below and (II) two;

               (ii)  the following persons shall be elected to the Board at each election of directors during the term of this Agreement;

                (A)  the Managing Member of EXCO Investors, LLC or, if EXCO Investors, LLC shall have dissolved or liquidated, the Chief Executive Officer of the Company;

                (B)  two representatives designated by holders of a majority of shares of Class A Common Stock owned by the Cerberus Investors (the "Cerberus Directors") from time to time for so long as the Cerberus Investors own at least 20% of the issued and outstanding shares of Common Stock, or, for so long as the Cerberus Investors own at least 10% but less than 20% of the issued and outstanding shares of Common Stock, one Cerberus Director; provided, that the number of Cerberus Directors shall be increased by a number equal to the number of directors that the Institutional Investors shall at any time be entitled to appoint pursuant to (C) below; and

                (C)  one representative designated by each Institutional Investor for so long as such Institutional Investor and their Affiliates own at least 70% of such number of shares of Class A Common Stock purchased by such Institutional Investor as of the date hereof (the "Institutional Investor Directors"); provided that in no event shall Institutional Investors be permitted to designate more than 3 Institutional Investors Directors in the aggregate; provided, further that no transferee of any Institutional Investor shall have any rights pursuant to this Section 5.

The Company and the Stockholders agree that no meeting of the Board shall occur unless all required prior notices of such meetings are given in a timely manner to each of the Institutional Investor Directors.

During any period when the Company is subject to the reporting requirements of Section 13 or Section 15(d) under the Exchange Act, the provisions of this Section 5(a) will be subject to the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of any stock exchange on which securities of the Company are then listed or traded.

               (b)  (i) So long as there are Institutional Investor Directors on the Board, from and after the date hereof and until the provisions of this Section 5 cease to be effective, the following matters shall not be delegated to a committee of the Board without the consent of such Institutional Investor Directors but shall be subject to the approval of the Board to the extent required by applicable law:

      •
      issuance of Additional Shares of Common Stock, including the designation of any class or series of preferred stock in accordance with the Certificate of Incorporation;

      •
      any merger or consolidation involving the Company or any of its subsidiaries (other than a merger or consolidation of one subsidiary with another subsidiary);

      •
      the incurrence of indebtedness for borrowed money not contemplated by the Approved Budget (as defined below) and involving $2,500,000.00 or more;

      •
      transactions with Affiliates;

      •
      sales or acquisitions of assets involving consideration in excess of $2,500,000.00;

      •
      compensation of senior management;

      •
      approval of the Company's business plan and annual budget (as so approved by the Board, the "Approved Budget");

      •
      a change in the Chief Executive Officer of the Company; and

      •
      approval of a material contract entered into outside the ordinary course of business.

               (ii)  From and after the date hereof and until the provisions of this Section 5 cease to be effective, the Company, in consultation with the Cerberus Investors, may establish an advisory board consisting of up to 5 members that are experts in the areas comprising the Company's business (the "Advisory Board"). The Advisory Board shall meet at such times and places and advise the Company with respect to matters that it may reasonably determine or as the Board may reasonably request. It is understood that the Advisory

      Board will serve in an advisory capacity to the Board and the management of the Company, and shall have no ability to bind the Company or direct the management thereof.

            (c)   The Company and the Stockholders agree that the Company will not, nor will it permit any subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not less favorable to the Company or such subsidiary than could be obtained on an arm's length basis from unrelated third parties, (ii) transactions between or among the Company and the Company's subsidiaries not involving any other Affiliate, (iii) payment of dividends with respect to its capital stock approved by the Board of Directors, (iv) repurchase, redemption, retirement or other acquisition of its shares of its capital stock or securities convertible into or exchangeable for its capital stock pursuant to the terms of agreements existing on the date hereof, (v) payment or prepayment of indebtedness or interest or principal payments when due for such indebtedness, (vi) pursuant to employment agreements existing on the date hereof or approved by the Board of Directors of the Company, (vii) customary fees paid to members of the Board of Directors of the Company and its subsidiaries or (viii) transactions approved by the Board, including by two of the Cerberus Directors; provided that the terms of this Section 5(c) shall not apply to loans made by the Company to employees that constitute Affiliates on the date hereof, the proceeds of which are used to purchase Shares of Common Stock of the Company.

            (d)   Each of the Other Stockholders and the Company (i) acknowledges that the Cerberus Investors and their Affiliates own, and from time to time may acquire and own, one or more subsidiaries or investments in one or more other entities (such subsidiaries and entities, collectively, "Related Companies") that are direct competitors of, or that otherwise may have interests that do or could conflict with those of the Company or a subsidiary or Affiliate of the Company, and (ii) agree that, subject to the fiduciary duties the Investor Holders and their Affiliates may have in its capacity as a director, member of a Board committee or officer of the Company (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Cerberus Investors and their Affiliates under or in respect of the Transactions, the Cerberus Purchase Agreement, this Agreement and the other Ancillary Documents shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Cerberus Investors or their Affiliates or subsidiaries under or in respect of the Transactions, the Cerberus Purchase Agreement, this Agreement or the other Ancillary Documents shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (x) the ownership by the Cerberus Investors or any of their Affiliates or subsidiaries of any interest in any Related Company, (y) the affiliation of any Related Company with the Cerberus Investors or any of their Affiliates or subsidiaries or (z) any action taken or omitted by the Cerberus Investors or any of their Affiliates or subsidiaries in respect of any Related Company or in respect of any Affiliate or subsidiary of any Cerberus Investor that directly or indirectly owns any interest in any Related Company, (B) neither any Cerberus Investor nor any of their Affiliates or subsidiaries is, and none shall by reason of such ownership or any such action become, subject to any fiduciary duty to the Company or any of its subsidiaries or Affiliates by virtue of owning capital stock of the Company, (C) none of the duties imposed on the Cerberus Investors or any of their Affiliates, whether by contract or law, do or shall limit or impair the right of the Cerberus Investors and their Affiliates and subsidiaries (including each Related Company) lawfully to compete with the Company and its Affiliates and subsidiaries as if the Cerberus Investors or any said Affiliate or subsidiary were not a party to this Agreement, the Cerberus Purchase Agreement or the other Ancillary Documents and (D) the Cerberus Investors and their Affiliates and subsidiaries (including each Related Company) are not and shall not be obligated to disclose to the Company or any of its subsidiaries and Affiliates any information related to its business or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Company or any of its subsidiaries or Affiliates in any such business or as to any such opportunities; provided that no Investor Holder shall appropriate Company opportunities, including acquisition opportunities, that any Cerberus Director is made aware of in his or her capacity as a director of the Company, and provided, further, that nothing in this Section 5(d) shall obviate the duty of the Investor Holders and their respective Affiliates and subsidiaries to protect and keep confidential non-public information received from the Company.

            (e)   Each of the Designated Executives agrees, for the benefit of the Company and the other Stockholders party hereto, that such Designated Executive shall not, so long as such Designated Executive acts as an officer, director, employee of or consultant to the Company, without the consent of each of the Investor Holders and a majority of the Institutional Investors, in their sole discretion, directly or indirectly, participate, engage, provide services to or invest in the activities of any corporation or other business organization, other than the Company and its subsidiaries, that conducts or pursues business opportunities and activities similar to those conducted and pursued by the Company and its subsidiaries, whether the Designated Executive is acting as owner, part-owner, stockholder, partner, member, director, officer, manager, trustee, employee, agent or consultant, or in any other capacity, on behalf of himself or such other corporation or other business organization. Notwithstanding the provisions of this Section 5(e), each Designated Executive may make passive investments in a competitive enterprise provided the shares or other equity interest in any such competitive enterprise, together with any holdings therein of his Affiliates, are less than five percent (5%) of the outstanding shares or comparable interests in such entity at the time such investments are made.

        6.     GENERAL.

          6.1.  Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the Company, the Cerberus Investors and the Majority Other Stockholders; provided, however, that the written consent of any Other Stockholder shall be required to amend, modify, supplement or terminate any portion of this Agreement or waive or consent to any departures from the provisions hereof if any such amendment, modification, supplement, termination, waiver or consent would materially and adversely affect such Other Stockholder disproportionately as compared to the effect of such amendment, modification, supplement or termination on all of the other Stockholders affected thereby (it being agreed that adverse changes to an Institutional Investor's informational or Board designation rights under Section 3.1 or Section 5, as applicable, will require the written consent of such Institutional Investor); and provided, further, that nothing herein shall prohibit any amendment, modification, supplement, termination, waiver or consent to departure the effect of which is limited only to those Stockholders who have agreed to such amendment, modification, supplement, termination, waiver or consent to departure.

          6.2.  Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

        if to any Stockholder, to the address and telecopier numbers set forth on Exhibit B hereto:

        and

        if to the Company, to the address set forth below:

  EXCO Holdings Inc.
  6500 Greenville Ave., Suite 600, LB17
  Dallas, Texas 75206
  Attention: Douglas H. Miller
  Fax Number: (214) 378-5442

        with copies to:

  Sayles, Lidji & Werbner
  1201 Elm St., 44th Fl.
  Dallas, Texas 75270
  Attention: Brian Lidji
  Fax Number: (214) 939-8787

        All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by confirmed telecopy, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day and (c) in the case of mailing, on the third Business Day following such mailing if sent by certified mail, return receipt requested.

          6.3.  Successors and Assigns. Without limiting the restrictions on Transfer contained in this Agreement, the Company and the Stockholders shall cause any Person, other than a current Stockholder, who acquires Shares from a Stockholder to become a Stockholder hereunder by executing a Stockholder Joinder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

          6.4.  Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

          6.5.  Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (1) words of any gender shall be deemed to include each other gender; (2) words using the singular or plural number shall also include the plural or singular number, respectively; (3) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (4) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified; (5) "or" is not exclusive; and (6) provisions apply to successive events and transactions.

          6.6.  Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

          6.7.  Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

          6.8.  Jurisdiction and Venue.

            (a)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the exclusive jurisdiction of any New York state court sitting in New York county or federal court of the United States of America sitting in New York county, and any appellate court presiding thereover, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (b)   Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder in any state or federal court sitting in New York county. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (c)   The parties hereto further agree that the notice of any process required by any such court in the manner set forth in Section 6.2 shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

          6.9.  Remedies; Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court specified in Section 6.8 hereof, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by a party hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.

          6.10. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the Company and the other parties to this Agreement with respect to such subject matter.

          6.11. Termination.

            (a)   Except as provided in Section 6.11(b), this Agreement, and the respective rights and obligations of the Stockholders and the Company, shall terminate upon the earlier to occur of the following: (i) the sale of all or substantially all of the assets or business of the Company by merger, sale of assets or otherwise unless the holders of capital stock of the Company immediately prior thereto shall, immediately thereafter, hold as a group the right to cast at least a majority of votes of all holders of voting securities of the resulting or surviving corporation or entity on any matter on which any such holder of voting securities shall be entitled to vote or (ii) with respect to each Stockholder, at such time such Stockholder no longer holds, or is deemed to hold, any Shares.

            (b)   Section 2.2, Section 2.3, Section 2.4, Section 2.5, Section 2.6 and Section 2.8 shall terminate upon the consummation of an Initial Public Offering.

          6.12. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          6.13. Construction. The Company, the Investors and the Other Stockholders acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Company, the Investors and the Other Stockholders.

          6.14. No Inconsistent Agreement. The Company will not hereafter enter into any agreement which is inconsistent with the rights granted to the Stockholders in this Agreement.

          6.15. Costs and Attorneys' Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the Company and the Holders agree that the prevailing party shall recover from the non-prevailing party all of such prevailing party's costs and reasonable attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

[Remainder of this page intentionally left blank. Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

THE COMPANY:
EXCO HOLDINGS INC.
By:

Name:
Title:
STOCKHOLDERS:
[Cerberus Entity]
By:

Name:
Title:
Douglas H. Miller
T. W. Eubank
EXCO INVESTORS, LLC
By:

Name:
Title:
INSTITUTIONAL INVESTORS:
ARES CORPORATE OPPORTUNITIES FUND, L.P.
By:	ACOF Operating Manager, L.P., its Manager
By:

	Name:	Jeffrey Serota
	Title:	Managing Director
OCM PRINCIPAL OPPORTUNITIES FUND II, L.P.
By:	Oaktree Capital Management, LLC, its General Partner
By:

	Name:	Stephen A. Kaplan
	Title:	Principal

By:

	Name:	Vincent J. Cebula
	Title:	Managing Director
GREENHILL CAPITAL PARTNERS, L.P.
By:	GCP, LLC, its General Partner
By:

	Name:	V. Frank Pottow or Robert H. Niehaus
	Title:	Senior Member
GREENHILL CAPITAL PARTNERS (CAYMAN), L.P.
By:	GCP, LLC, its General Partner
By:

	Name:	V. Frank Pottow or Robert H. Niehaus
	Title:	Senior Member
GREENHILL CAPITAL PARTNERS (EXECUTIVES), L.P.
By:	GCP, LLC, its General Partner
By:

	Name:	V. Frank Pottow or Robert H. Niehaus
	Title:	Senior Member
GREENHILL CAPITAL, L.P.
By:	GCP, LLC, its General Partner
By:

	Name:	V. Frank Pottow or Robert H. Niehaus
	Title:	Senior Member
STATE STREET RESEARCH SMALL CAP ENERGY FUND, LLC
By:	State Street Research & Management Company, its investment advisor
By:

Name:
Title:

STATE STREET RESEARCH ENERGY & NATURAL RESOURCES HEDGE FUND, LLC
By:	State Street Research & Management Company, its investment advisor
By:

Name:
Title:
RAYTHEON COMPANY SALARIED PENSION PLAN
By:	State Street Research & Management Company, its investment advisor
By:

Name:
Title:
RAYTHEON COMPANY COMBINED DB/DC MASTER TRUST
By:	State Street Research & Management Company, its investment advisor
By:

Name:
Title:

Exhibit (d)(xiii)

SCHEDULE 1

CERBERUS INVESTORS

[Cerberus entity]

SCHEDULE 2

INSTITUTIONAL INVESTORS

ARES CORPORATE OPPORTUNITIES FUND, L.P.
OCM PRINCIPAL OPPORTUNITIES FUND II, L.P.
GREENHILL CAPITAL PARTNERS, L.P.
GREENHILL CAPITAL PARTNERS (CAYMAN), L.P.
GREENHILL CAPITAL PARTNERS (EXECUTIVES), L.P.
GREENHILL CAPITAL, L.P.
STATE STREET RESEARCH SMALL CAP ENERGY FUND, LLC
STATE STREET RESEARCH ENERGY & NATURAL RESOURCES HEDGE FUND, LLC
RAYTHEON COMPANY SALARIED PENSION PLAN
RAYTHEON COMPANY COMBINED DB/DC MASTER TRUST

SCHEDULE 3

OTHER STOCKHOLDERS

EXCO Investors, LLC
Douglas H. Miller
T. W. Eubank
J. Douglas Ramsey
Charles R. Evans
David Choisser
Richard Miller
James M. Perkins
Richard L. Hodges
John D. Jacobi
Daniel A. Johnson
Harold L. Hickey
Stephen E. Puckett
Russell W. Romoser
Paul B. Rudnicki
Gary M. Nelson
Gary L. Parker
H. Wayne Gifford
Dennis G. McIntyre
Steve Fagan
Neil Burrows
Gregory Robb
Jonathan Kuhn
Jamie Beninger
Terry Pidkowa
Duane Masse
Earl E. Ellis
Jeffrey D. Benjamin
Laurel A. Cocharo
Adrien Joly
Thomas Charuk
Jimmie L. Pulis
Jennifer M. Perry
Kirstie M. Egan
Wesley E. Roberts
Delwyn C. Dennison
Terry L. Trudeau
Scott E. Studdard

EXHIBIT A

STOCKHOLDER JOINDER

        By execution of this Stockholder Joinder, the undersigned agrees to become a party to that certain Stockholders' Agreement dated as of            , 2003, as may be amended, among EXCO HOLDINGS INC., a Delaware corporation, and the parties named therein. The undersigned shall have all the rights, and shall observe all the obligations, applicable to a Stockholder.

Name: ____________________________	Number of Securities Acquired: ______________
Address for Notices:	with copies to:

Signature: _____________________
Date: ________________________

EXHIBIT B

NOTICE FOR STOCKHOLDERS

If to a Cerberus Investor:	With a copy to:
c/o Cerberus Capital Management, L.P. 450 Park Avenue New York, New York Attn: Lenard Tessler Facsimile: (212) 758-5305	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attn: Stuart D. Freedman Facsimile: (212) 593-5955

QuickLinks

  Exhibit (d)(xiii)
TABLE OF CONTENTS
STOCKHOLDERS' AGREEMENT
  Exhibit (d)(xiii)
SCHEDULE 1 CERBERUS INVESTORS
SCHEDULE 2 INSTITUTIONAL INVESTORS
SCHEDULE 3 OTHER STOCKHOLDERS
  EXHIBIT A
STOCKHOLDER JOINDER
  EXHIBIT B
NOTICE FOR STOCKHOLDERS